Exhibit 10.04

FBR & CO.

ONE YEAR RETENTION AND INCENTIVE PLAN

(Effective March 8, 2017)

1. Purposes of the Plan . The purposes of the FBR & Co. One Year Retention and Incentive Plan (the “Plan”) are to further the long-term growth of FBR & Co. (the “Company”) by providing long-term incentives in respect of the Company’s Common Stock to certain key employees of the Company and its Subsidiaries who will be largely responsible for such growth, and to assist the Company and its Subsidiaries in retaining key employees of experience and ability.

2. Definitions. For purposes of the Plan, in addition to the terms otherwise defined in the Plan, the following terms shall have the meanings as set forth below:

(a) “Award” shall mean a Participant’s relative interest in the aggregate RSU Pool, expressed as a number of Award Units.

(b) “Award Letter” shall mean the written agreement evidencing the grant of an interest (specified as a number of Award Units) representing a right to receive a portion of the shares of Common Stock reserved for issuance as grants of restricted stock units under the Stock Plan from the RSU Pool (an “RSU Pool Award”).

(c) “Award Unit” shall mean one of the equal, undivided interests in the RSU Pool, and shall initially mean one of the One Hundred Seventy-Five Thousand (175,000) such aggregate interests.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Cause” shall mean (i) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (ii) willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect, (iii) dishonesty in the course of fulfilling the Participant’s employment duties, or (iv) a material violation of the Company’s ethics and compliance policies. Notwithstanding the general rule of Section 3, following a Change in Control, any determination by the Committee as to whether Cause exists shall be subject to de novo review.

(f) “Change in Control” shall have the meaning set forth in the Stock Plan.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder.

(h) “Common Stock” shall mean the common stock, $0.001 par value, of the Company.

(i) “Disability” shall mean permanent and total disability entitling the Participant to receive (but for any waiting periods) benefits under the Company’s Long-Term Disability Plan applicable to the Participant.

(j) “Effective Date” shall mean the date the Plan is approved by the Committee.

(k) “Good Reason” shall mean the occurrence of any of the following events following a Change in Control: (i) the assignment to the Participant of duties materially inconsistent with the Participant’s position and title as in effect immediately prior to the Change in Control, or a material diminution in such position, title or duties; (ii) a material reduction in the Participant’s annual base salary from that in effect immediately prior to the Change in Control; or (iii) relocation of the Participant’s primary workplace, as in effect immediately prior to the Change in Control, resulting in a material increase in the Participant’s commute to and from the Participant’s primary residence (for this purpose an increase in the Participant’s commute by 40 miles or more shall be deemed material). In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 90 days following the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination for Good Reason. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iii) shall not affect the Participant’s ability to terminate employment for Good Reason.

(l) “Initial Grant Date” shall mean March 8, 2017.

(m) “RSU Award Agreement” shall mean the written agreement evidencing the grant of a restricted stock unit representing a right to receive a share of Common Stock granted under the Stock Plan in satisfaction of a Participant’s RSU Pool Award.

(n) “Separation from Service” shall mean the Participant’s termination of employment with the Company, its Subsidiaries and with each member of the controlled group (within the meaning of Section 414(b) or (c) of the Code) of which the Company is a member. Notwithstanding the foregoing, with respect to any Award that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Separation from Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.

(o) “Stock Plan” shall mean the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan, as amended and restated, or a successor plan thereto.

(p) “Subsidiary” shall mean (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by the Company, or (ii) in the case of unincorporated entities, any such entity with respect to which the Company has the power, directly or indirectly, to designate more than 50% of the individuals exercising functions similar to a board of directors.

3. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of the Plan, the Committee shall have exclusive power to select Participants and to determine the allocations of Awards to be made to each Participant selected. The Committee’s interpretation of the Plan, the Award Letters and the RSU Award Agreements shall be final and binding on all parties concerned, including the Company and any Participant. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt and revise such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee may appoint in writing such person or persons as it may deem necessary or desirable to carry out any of the duties or responsibilities of the Committee hereunder and may delegate to such person or persons in writing such duties, and confer upon such person or persons in writing such powers, discretionary or otherwise, as the Committee may deem appropriate. Any and all rights, duties and responsibilities of the Committee hereunder may be exercised by the Board in lieu of the Committee, in the Board’s discretion.

4. Participation. Participants in the Plan shall be the individuals selected by the Committee from among the employees of the Company and its Subsidiaries (the “Participants”). Following the Effective Date, no additional Participants may be designated by the Committee.

5. Award Units; RSU Pool.

(a) Award Units. As of the Initial Grant Date, each Participant shall be awarded the number of Award Units determined by the Committee on the Initial Grant Date. Notwithstanding any delays in the granting of forfeited RSU Pool Awards as contemplated by Section 5(b) below, at all times 100% of the Award Units (including the total number of RSU Pool Awards to be outstanding upon the initial grant of all Awards) will be allocated among the Participants. If a Participant forfeits his or her Award under the Plan, his or her Award Units shall automatically and without further action of the Committee be forfeited and such forfeited Award Units shall be reallocated to the then current Participants, and additional RSU Pool Awards shall be made to each Participant as provided in Section 5(b) to reflect such Participant’s increased ownership percentage of the aggregate RSU Pool. Upon the accelerated vesting and settlement of any individual RSU Pool Award prior to the time that all RSU Pool Awards vest, the RSU Pool shall be reduced by the amount paid or delivered in respect of such settlement, and the Award Units settled shall be retired and shall not be reissued.

(b) RSU Pool.

(i) Establishment of the RSU Pool. Subject to Section 12.2 of the Stock Plan, the aggregate number of shares of Common Stock reserved for issuance in respect of RSU Pool Awards allocated under the Plan shall be One Hundred Seventy-Five Thousand (175,000) (the “RSU Pool”). All RSU Pool Awards shall be granted under the Stock Plan, and the Company shall reserve for issuance a sufficient number of shares of Common Stock to satisfy the RSU Pool Awards. If an RSU Pool Award is forfeited, for purposes of the Stock Plan, such forfeited RSU Pool Award shall continue to be reserved for issuance in respect of RSU Pool Awards from the RSU Pool.

(ii) Grant of RSU Pool Awards. As of the Initial Grant Date, a Participant shall be granted an RSU Pool Award pursuant to an RSU Award Agreement with respect to the number of shares of Common Stock, rounded to the nearest whole share, equal to number of Award Units granted to such Participant. If an RSU Pool Award is forfeited or otherwise terminates for any reason whatsoever without an actual payment or delivery of Common Stock to the Participant, any such RSU Pool Award shall, to the extent of any such forfeiture or termination, again be available for grant under the Plan. Forfeited RSU Pool Awards shall be automatically reallocated, in whole shares, to the then-remaining Participants as described in Section 5(a) above, with any fractional shares to be reserved and aggregated with other fractional shares for issuance on a future reallocation date. The grant of forfeited RSU Pool Awards shall be made on the first day of the calendar quarter following the date on which a forfeiture occurs or, in the case of forfeitures occurring on or after January 1, 2018, as soon as reasonably practicable after the date of such forfeiture and in any event prior to the first anniversary of the Initial Grant Date. Grants of reallocated RSU Pool Awards shall be evidenced by the entering into of an additional RSU Award Agreement, substantially in the form used for the RSU Pool Awards made on the Initial Grant Date, with the vesting date to continue to be the first anniversary of the Initial Grant Date. Notwithstanding anything contained in the Stock Plan or the RSU Award Agreement, the provisions of Section 11.4 of the Stock Plan shall be inapplicable to the RSU Pool Awards granted under the Plan.

6. Vesting and Settlement of RSU Pool Awards.

(a) Vesting; Forfeiture. Except as otherwise provided herein, a Participant’s RSU Pool Award shall vest on the first anniversary of the Initial Grant Date, subject to the Participant not having incurred a Separation from Service as of such date. Notwithstanding the foregoing, a Participant’s RSU Pool Award shall vest in full or in part (as specified below) on an accelerated basis under the following circumstances:

(i) on the date of a Participant’s Separation from Service due to the Participant’s death or Disability, the RSU Pool Award shall immediately vest in full;

(ii) on the date of a Participant’s Separation from Service by the Company without Cause prior to a Change in Control, the RSU Pool Award shall immediately vest on a pro-rata basis, based on a fraction, the numerator of which shall be the number of days elapsed from the Initial Grant Date through the date of the Participant’s Separation from Service, and the denominator of which shall be 365 (the “Pro-ration Fraction”), subject to the Participant’s delivery to the Company of an executed release of claims against the Company and its affiliates in a form substantially similar to the release of claims attached hereto as Exhibit A (with such updates and modifications as the Company determines are necessary) and the expiration (without the Participant revoking) of any applicable non-revocation period set forth in such release (the “Release Requirement”) no later than 55 days from the date of Separation from Service; and

(iii) on the date of a Participant’s Separation from Service by the Company without Cause or by the Participant for Good Reason, in either case, following a Change in Control, the RSU Pool Award shall immediately vest in full.

Following the applicable vesting date, the Participant and his or her estate or beneficiary shall have no right to future allocations of forfeited RSU Pool Awards. Except as provided in this Section 6(a), upon a Participant’s date of Separation from Service prior to the first anniversary of the Initial Grant Date, the Participant’s allocated RSU Pool Awards and right to future allocations of RSU Pool Awards shall terminate in full.

(b) Settlement. Vested RSU Pool Awards will be settled by delivery of a share of Common Stock (or, in the Committee’s discretion, a cash payment based on the per share “fair market value” (as defined in the Stock Plan)) as soon as practicable (and in any event within 55 days) after the applicable vesting date (and in no event later than March 15 of the calendar year following the calendar year in which such vesting date occurs).

(c) Other Terms. RSU Pool Awards shall have such other terms, not inconsistent with the Plan and the Stock Plan, as shall be set forth in the RSU Award Agreement. For purposes of the RSU Pool Awards, the definition of “fair market value” in the Stock Plan shall apply.

7. Dispute Resolution.

(a) In General. All disputes, controversies and claims arising between a Participant and the Company concerning the subject matter of the Plan, an Award Letter or an RSU Award Agreement shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association (“AAA”) in effect at the time that the arbitration begins, to the extent not inconsistent with the Plan or an Award Letter or the RSU Award Agreement. The arbitration shall be conducted in accordance with the AAA’s Commercial Arbitration Rules as modified herein. The location of the arbitration shall be Arlington, Virginia or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the Commonwealth of Virginia, including federal law as applied in Virginia courts. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 7(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. The arbitration shall be conducted on a strictly confidential basis, and the parties agree to take all steps necessary to protect the confidentiality of the arbitration proceedings and materials, and in connection with any such proceeding, agree to file any materials or documents under seal.

(b) Waiver of Jury Trial. As a condition to receipt of an Award under the Plan, a Participant and the Company shall waive, to the fullest extent permitted by applicable law, any right either party may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with the Plan or an Award Letter or RSU Award Agreement.

8. Miscellaneous Provisions.

(a) Right to Awards. No employee or other person shall have any claim or right to be granted any Award under the Plan. No Participant shall have any legally binding right with respect to any Award under the Plan unless and until the date of the actual delivery to the Participant of the Award Letter evidencing such grant.

(b) No Rights as Stockholders. Until such time as a share of Common Stock is issued to a Participant in respect of an RSU Pool Award, the Participants shall have no rights as a stockholder or otherwise.

(c) Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of any Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.

(d) No Fractional RSU Pool Awards. No fractional RSU Pool Awards shall be issued or delivered pursuant to the Plan or any RSU Award Agreement, and the Committee shall determine whether cash or other property shall be paid or transferred in lieu of any fractional share of Common Stock in respect of an RSU Pool Award or whether such fractional share of Common Stock and any rights thereto shall be canceled, terminated or otherwise eliminated.

(e) Costs and Expenses. All costs and expenses incurred in administering the Plan shall be borne by the Company.

(f) Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

(g) Withholding Taxes. The Company shall have the right to deduct from all payments made hereunder any federal, state, local or foreign income or employment taxes required, in the sole judgment of the Company, to be withheld with respect to such payments and to make such other arrangements with a Participant as it deems appropriate with respect to any employment taxes required to be paid by the Participant upon the vesting of any Awards under the Plan. With respect to RSU Pool Awards, to the extent permitted under the Stock Plan, the Participant may elect to have any withholding obligation satisfied by surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to the Participant upon the vesting of the RSU Pool Award (but only to the extent of the minimum withholding required by law), and the shares of Common Stock so surrendered by the Participant shall be credited against any such withholding obligation at the “fair market value” (as defined in the Stock Plan) of such shares on the date of such surrender.

(h) Limits on Transferability. Rights in respect of Awards under the Plan shall not be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party, other than the Company or any Subsidiary, nor shall such rights be assignable or transferable by the recipient thereof, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

(i) Beneficiary. Any payments on account of any Award under the Plan of a deceased Participant shall be paid to such beneficiary as has been designated in a writing by the Participant and delivered to the Company or, in the absence of an effective designation, to the Participant’s estate.

(j) Relationship to Other Benefits. No Award or payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, severance, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary or affiliate thereof.

(k) Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(l) Section 409A of the Code. It is intended that the Awards under the Plan shall comply with an exemption to Section 409A of the Code, or in the absence of complying with an exemption, comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, and any exercise of authority or discretion hereunder by the Company or the Committee shall comply with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or another exception under Section 409A will be paid under the applicable exception to the greatest extent possible. Each payment of compensation under the Plan will be treated as a separate payment, and in no event may a Participant, directly or indirectly, designate the calendar year of any payment under the Plan. Notwithstanding any other provision of the Plan to the contrary, if an Award under the Plan is determined to constitute a “nonqualified deferred compensation plan” subject to Section 409A and if a Participant is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of Separation from Service), payment with respect to any such Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A that is otherwise due to the Participant under the Plan during the six-month period following his or her “separation from service” (as determined in accordance with Section 409A) on account of his or her Separation from Service shall be accumulated and paid to the Participant on (i) the first day of the seventh month following the Participant’s Separation from Service or (ii) the Participant’s death.

9. Amendment or Termination of the Plan. The Committee, without the consent of any Participant, may at any time, from time to time, alter, amend, suspend or terminate the Plan or an Award Letter or an RSU Award Agreement in whole or in part, as it shall deem advisable; provided, however, that no such action shall adversely affect any rights or obligations with respect to payment of any Awards theretofore granted under the Plan.

10. Effective Date . The Plan shall become effective on the Effective Date.

11. Law Governing. The validity and construction of the Plan and any Award Letters and any RSU Award Agreements entered into thereunder shall be governed by the laws of the Commonwealth of Virginia, but without giving effect to the choice or conflict of law principles thereof or any other jurisdiction.

EXHIBIT A

RELEASE OF CLAIMS

In consideration of the payments provided to the Participant pursuant to Section 6(a)(ii) of the FBR & Co. Retention and Incentive Plan (the “Plan”), to which Participant agrees Participant is not entitled until and unless he executes this Release, Participant, for and on behalf of himself and his heirs and assigns, hereby waives, releases and forever acquits and discharges FBR & Co. (“FBR”) and its affiliates, principals, directors, officers, employees and representatives, past, present and future, and each of them from any and all claims, known or unknown, which Participant has ever had or which Participant has now, including, but not limited to, any claims of wrongful discharge, breach of contract, tort claims, any discrimination or other claims under Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other federal, state or local law relating to employment (including without limitation all claims arising under laws or regulations prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin, or any other protected characteristics), employee benefits, including any rights or benefits under the FBR Long Term Incentive Plan (other than his rights in respect of the RSU Pool Award under the Plan), severance pay, bonuses, vacation pay or the termination of employment, or any other claims arising out of or relating to Participant’s employment, or the termination of Participant’s employment, with FBR.

Participant also agrees that Participant is waiving any and all rights or claims that Participant may have under the Age Discrimination in Employment Act (“ADEA”). Participant agrees that Participant’s waiver of any ADEA claims is knowing and voluntary, and understands that Participant is forever releasing all such claims. Participant may, if desired, have a period of 45 calendar days to consider whether or not to sign this Release. Participant acknowledges that, prior to the execution of this Release, Participant has had the opportunity to consult with an attorney concerning Participant’s release of claims under the ADEA. Participant may revoke this Release within a period of seven (7) calendar days following the execution of this Release.

Notwithstanding anything else herein to the contrary, this release shall not affect, and Participant shall not waive: (i) rights to indemnification Participant may have under (A) applicable law, (B) any other agreement between Participant and FBR and its affiliates and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (ii) any right Participant may have to obtain contribution in the event of the entry of judgment against Participant as a result of any act or failure to act for which both Participant and FBR or any of its affiliates or subsidiaries are jointly responsible; (iii) Participants rights to benefits under Section 6(a)(ii) of the Plan, rights to vested benefits under any retirement plan or deferred compensation plan and rights under welfare benefit plans, all of which shall remain in effect in accordance with the terms and provisions of such plans; (iv) Participant’s rights as a stockholder of any of FBR or any of its affiliates; or (v) any rights of Participant that by law may not be waived.

Participant agrees that Participant’s waiver of these claims is knowing and voluntary, and understands that Participant is forever releasing such claims. Participant understands that Participant’s waiver does not apply to any rights or claims that may arise after the effective date of this Release. Participant acknowledges that Participant has signed this Release in exchange for adequate and valuable consideration that is in addition to anything of value that Participant is entitled to receive from FBR absent this Release. Participant acknowledges that, prior to the execution of this Release, Participant has had the opportunity to consult with an attorney concerning this release of claims.

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the Commonwealth of Virginia without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Participant has hereunto set Participant’s hand as of the day and year set forth opposite his signature below.

DATE	PARTICIPANT

10